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                                                                    Exhibit 12.1


                             ESSEX PORTFOLIO, L.P.
  Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred
                               Stock Dividends
                     (Dollars in thousands, except ratios)

                                                                 Years ended December 31

                                                2000        1999         1998         1997        1996
                                             ---------   ----------   ---------    ---------   ----------
Earnings:
 Income before minority interests and
    extraordinary item                       $  68,222     $ 61,616    $ 40,600     $ 34,146     $ 14,970
  Interest expense                              30,384       21,268      19,374       12,659       11,442
  Amortization of deferred financing costs         639          566         718          509          639
                                             ---------   ----------   ---------    ---------   ----------
  Total earnings                             $  99,245     $ 83,450    $ 60,692     $ 47,314     $ 27,051
                                             =========   ==========   =========    =========   ==========


Fixed charges:

  Interest expense                           $  30,384     $ 21,268    $ 19,374     $ 12,659     $ 11,442
  Amortization of deferred financing costs         639          566         718          509          639
  Capitalized interest                           2,906        5,172       3,494        1,276          115
  Convertible preferred stock dividends            246        1,333       3,500        2,681          635
  Perpetual preferred unit distributions        18,319       12,238       5,595            -            -
                                             ---------   ----------   ---------    ---------   ----------
  Total fixed charges and preferred
    stock dividends                          $  52,494     $ 40,577    $ 32,681     $ 17,125     $ 12,831
                                             =========   ==========   =========    =========   ==========

Ratio of earnings to fixed charges
  (excluding preferred stock dividends)           2.93 X       3.09 X      2.57 X       3.28 X       2.22 X
                                             =========   ==========   =========    =========   ==========

Ratio of earnings to combined fixed
  charges and preferred dividends                 1.89 X       2.06 X      1.86 X       2.76 X       2.11 X
                                             =========   ==========   =========    =========   ==========
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